                   HOME EQUITY ASSET TRUST 2006-4

DERIVED INFORMATION  [3/27/06]

[$1,556,000,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$1,584,800,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-4

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-127872.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.  You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – Interest Only Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 4/01/06 cutoff date.  The mortgage loans do not provide for any payments of principal in the first two or five years following origination.  The final numbers will be found in the prospectus supplement.   Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively.

Total Number of Loans	1,168
Total Outstanding Loan Balance	$327,335,369*	Min	Max
Average Loan Current Balance	$280,253	$43,000	$937,500
Weighted Average Original LTV	80.5%
Weighted Average Coupon	7.15%	5.10%	12.25%
Arm Weighted Average Coupon	7.15%
Fixed Weighted Average Coupon	7.21%
Weighted Average Margin	5.35%	2.25%	8.76%
Weighted Average FICO (Non-Zero)	650
Weighted Average Age (Months)	4
% First Liens	100.0%
% Second Liens	0.0%
% Arms	98.1%
% Fixed	1.9%
% of Loans with Mortgage Insurance	0.0%

*

Interest only loans will amount to approximately [$332,500,000] of the total [$1,600,000,100] in collateral.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Current Rate (%)	Loans	Balance	Balance	%	%	FICO
5.10 - 5.50	15	4,931,296	1.5	5.36	78.5	661
5.51 - 6.00	110	36,994,542	11.3	5.85	78.4	667
6.01 - 6.50	157	52,037,271	15.9	6.35	79.1	662
6.51 - 7.00	250	75,463,123	23.1	6.81	80.4	647
7.01 - 7.50	223	59,684,131	18.2	7.31	81.5	644
7.51 - 8.00	155	40,211,189	12.3	7.79	81.4	648
8.01 - 8.50	125	28,432,429	8.7	8.28	81.5	640
8.51 - 9.00	74	15,927,392	4.9	8.74	81.4	632
9.01 - 9.50	34	7,496,825	2.3	9.23	83.8	638
9.51 - 10.00	20	5,048,649	1.5	9.79	80.5	628
10.01 - 10.50	3	719,920	0.2	10.17	81.5	708
10.51 - 11.00	1	83,700	0.0	10.55	90.0	713
12.01 - 12.25	1	304,900	0.1	12.25	89.7	560
Total:	1,168	327,335,369	100.0	7.15	80.5	650

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
FICO	Loans	Balance	Balance	%	%	FICO
530 - 550	1	102,170	0.0	10.00	85.0	530
551 - 575	12	2,327,800	0.7	9.08	82.2	567
576 - 600	120	31,910,463	9.7	7.45	80.0	589
601 - 625	250	65,969,594	20.2	7.25	79.8	615
626 - 650	295	78,048,233	23.8	7.22	81.2	637
651 - 675	256	74,624,158	22.8	7.13	81.1	662
676 - 700	115	35,197,748	10.8	6.93	80.5	686
701 - 725	59	19,078,171	5.8	6.69	80.0	713
726 - 750	31	9,980,702	3.0	6.68	78.3	735
751 - 775	16	5,797,826	1.8	6.90	81.8	762
776 - 799	13	4,298,504	1.3	7.07	78.4	783
Total:	1,168	327,335,369	100.0	7.15	80.5	650

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Scheduled Balance	Loans	Balance	Balance	%	%	FICO
43,000 - 50,000	2	93,000	0.0	8.58	31.6	621
50,001 - 100,000	53	4,566,944	1.4	8.08	77.8	634
100,001 - 150,000	170	21,227,401	6.5	7.59	79.0	639
150,001 - 200,000	208	36,464,636	11.1	7.43	80.3	640
200,001 - 250,000	173	39,032,351	11.9	7.26	78.9	650
250,001 - 300,000	130	35,857,380	11.0	7.18	80.4	651
300,001 - 350,000	109	35,439,209	10.8	7.09	80.5	646
350,001 - 400,000	91	33,884,782	10.4	7.08	79.1	647
400,001 - 450,000	69	29,301,889	9.0	6.92	82.3	656
450,001 - 500,000	63	29,914,217	9.1	7.17	82.1	662
500,001 - 550,000	25	13,166,291	4.0	7.04	80.5	658
550,001 - 600,000	31	17,912,390	5.5	6.82	81.1	648
600,001 - 650,000	18	11,269,975	3.4	6.80	84.5	640
650,001 - 700,000	11	7,375,615	2.3	6.93	82.9	657
700,001 - 750,000	9	6,612,150	2.0	6.75	81.1	671
750,001 - 800,000	1	800,000	0.2	6.25	80.0	624
800,001 - 850,000	1	825,000	0.3	7.50	75.0	678
850,001 - 900,000	3	2,654,640	0.8	6.84	81.6	705
900,001 - 937,500	1	937,500	0.3	6.50	75.0	682
Total:	1,168	327,335,369	100.0	7.15	80.5	650

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Original LTV (%)	Loans	Balance	Balance	%	%	FICO
10.24 - 50.00	19	3,677,967	1.1	7.46	42.1	632
50.01 - 55.00	7	1,419,701	0.4	6.51	51.8	617
55.01 - 60.00	14	3,078,500	0.9	6.89	57.8	649
60.01 - 65.00	15	4,678,375	1.4	6.57	63.0	669
65.01 - 70.00	32	8,034,088	2.5	6.93	68.5	643
70.01 - 75.00	64	21,701,984	6.6	6.69	73.7	649
75.01 - 80.00	744	198,043,563	60.5	7.15	79.8	653
80.01 - 85.00	92	29,420,257	9.0	7.20	84.5	645
85.01 - 90.00	134	42,438,762	13.0	7.37	89.7	641
90.01 - 95.00	47	14,842,172	4.5	7.58	94.6	653
Total:	1,168	327,335,369	100.0	7.15	80.5	650

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Prepay Penalty in Years	Loans	Balance	Balance	%	%	FICO
0.00	223	64,729,487	19.8	7.81	79.9	648
0.50	1	85,300	0.0	7.50	72.9	727
1.00	56	17,405,515	5.3	7.43	80.3	647
2.00	801	220,224,044	67.3	6.96	81.0	649
3.00	86	24,648,022	7.5	6.95	78.4	668
5.00	1	243,000	0.1	6.95	41.5	623
Total:	1,168	327,335,369	100.0	7.15	80.5	650

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Documentation Type	Loans	Balance	Balance	%	%	FICO
Full	872	235,354,646	71.9	6.99	80.5	643
Reduced	178	58,511,673	17.9	7.36	81.9	670
Stated Income / Stated Assets	118	33,469,050	10.2	7.99	78.2	662
Total:	1,168	327,335,369	100.0	7.15	80.5	650

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Occupancy Status	Loans	Balance	Balance	%	%	FICO
Primary	1,136	319,621,463	97.6	7.13	80.5	649
Second Home	5	1,305,611	0.4	7.86	83.4	694
Investor	27	6,408,295	2.0	8.17	78.6	695
Total:	1,168	327,335,369	100.0	7.15	80.5	650

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
State	Loans	Balance	Balance	%	%	FICO
California	375	144,136,867	44.0	6.85	79.7	660
Florida	111	28,100,372	8.6	7.62	82.1	649
Arizona	104	21,968,338	6.7	7.43	80.2	645
New York	37	12,941,969	4.0	7.41	78.1	645
Maryland	44	12,683,477	3.9	6.90	79.8	637
Nevada	51	12,204,043	3.7	7.13	79.2	646
Colorado	52	11,791,265	3.6	7.05	81.6	640
Washington	50	10,725,950	3.3	7.04	80.7	648
Virginia	36	10,069,837	3.1	7.12	82.2	637
Illinois	35	9,040,039	2.8	7.75	84.7	647
Georgia	28	5,727,343	1.7	7.27	83.3	644
Massachusetts	15	4,519,460	1.4	7.63	79.3	633
Minnesota	18	4,023,630	1.2	7.81	82.1	643
New Jersey	9	3,139,413	1.0	8.07	84.6	634
North Carolina	19	2,702,458	0.8	8.41	82.7	626
Other	184	33,560,908	10.3	7.49	81.2	634
Total:	1,168	327,335,369	100.0	7.15	80.5	650

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Purpose	Loans	Balance	Balance	%	%	FICO
Purchase	605	166,173,710	50.8	7.14	81.2	658
Refinance - Rate Term	68	18,982,941	5.8	7.29	78.2	646
Refinance - Cashout	495	142,178,717	43.4	7.15	80.0	641
Total:	1,168	327,335,369	100.0	7.15	80.5	650

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Product	Loans	Balance	Balance	%	%	FICO
Arm 2/28	1,040	289,648,205	88.5	7.14	80.9	649
Arm 3/27	98	29,281,995	8.9	7.19	78.9	657
Arm 5/25	5	1,226,000	0.4	7.30	78.8	655
Arm 6 Month	2	920,000	0.3	8.74	82.7	654
Fixed Rate	23	6,259,169	1.9	7.21	71.2	673
Total:	1,168	327,335,369	100.0	7.15	80.5	650

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Property Type	Loans	Balance	Balance	%	%	FICO
Single Family Residence	911	255,193,402	78.0	7.12	80.4	649
PUD	94	27,108,932	8.3	7.35	81.0	649
Condo	107	25,122,363	7.7	7.12	80.8	656
2 Family	49	17,052,072	5.2	7.30	81.5	660
3-4 Family	7	2,858,600	0.9	8.18	81.5	658
Total:	1,168	327,335,369	100.0	7.15	80.5	650

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Margin (%)	Loans	Balance	Balance	%	%	FICO
2.25 - 4.00	93	30,466,848	9.5	6.33	79.0	678
4.01 - 4.50	173	50,894,339	15.9	6.70	79.6	647
4.51 - 5.00	171	47,324,329	14.7	7.11	81.6	637
5.01 - 5.50	171	47,902,712	14.9	7.15	81.2	655
5.51 - 6.00	255	75,451,977	23.5	7.07	80.9	646
6.01 - 6.50	129	35,835,564	11.2	7.69	82.1	652
6.51 - 7.00	69	15,630,377	4.9	7.77	79.3	651
7.01 - 7.50	41	9,359,934	2.9	8.31	80.6	644
7.51 - 8.00	24	4,830,400	1.5	8.95	79.0	625
8.01 - 8.50	11	1,453,220	0.5	9.42	82.5	612
8.51 - 8.76	8	1,926,500	0.6	9.85	83.4	622
Total:	1,145	321,076,200	100.0	7.15	80.7	649

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Months to Rate Reset	Loans	Balance	Balance	%	%	FICO
1 - 3	2	920,000	0.3	8.74	82.7	654
13 - 15	10	2,813,923	0.9	7.08	81.8	643
16 - 18	214	62,320,302	19.4	6.57	81.8	653
19 - 21	514	150,997,294	47.0	7.05	81.0	647
22 - 24	302	73,516,686	22.9	7.83	79.8	648
25 - 27	2	382,750	0.1	6.83	79.0	728
28 - 30	10	4,075,560	1.3	6.58	79.3	672
31 - 33	17	5,274,064	1.6	6.93	82.5	644
34 - 36	69	19,549,621	6.1	7.39	77.8	656
37 >=	5	1,226,000	0.4	7.30	78.8	655
Total:	1,145	321,076,200	100.0	7.15	80.7	649

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Maximum Rate (%)	Loans	Balance	Balance	%	%	FICO
11.10 - 11.50	19	5,967,796	1.9	5.63	76.0	668
11.51 - 12.00	110	37,022,681	11.5	5.89	78.4	666
12.01 - 12.50	154	50,151,871	15.6	6.37	79.3	658
12.51 - 13.00	229	68,408,775	21.3	6.84	81.3	646
13.01 - 13.50	201	54,321,871	16.9	7.30	81.7	648
13.51 - 14.00	148	40,506,836	12.6	7.66	81.2	648
14.01 - 14.50	125	30,621,710	9.5	8.17	82.3	638
14.51 - 15.00	80	18,498,408	5.8	8.51	81.5	636
15.01 - 15.50	44	8,747,883	2.7	8.93	81.5	638
15.51 - 16.00	29	5,814,578	1.8	9.47	78.8	634
16.01 - 16.50	3	719,920	0.2	10.17	81.5	708
16.51 - 17.00	3	293,870	0.1	10.12	88.3	595
Total:	1,145	321,076,200	100.0	7.15	80.7	649

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Minimum Rate (%)	Loans	Balance	Balance	%	%	FICO
2.25 - 4.50	220	68,318,261	21.3	6.52	79.2	656
4.51 - 5.50	201	56,926,324	17.7	7.11	82.7	633
5.51 - 6.00	80	25,852,376	8.1	6.35	80.2	651
6.01 - 6.50	95	29,264,490	9.1	6.64	79.9	661
6.51 - 7.00	131	39,188,918	12.2	6.87	80.9	661
7.01 - 7.50	115	29,090,747	9.1	7.33	80.8	649
7.51 - 8.00	109	27,939,343	8.7	7.79	80.8	650
8.01 - 8.50	89	20,018,258	6.2	8.26	80.0	646
8.51 - 9.00	53	11,892,509	3.7	8.73	80.7	636
9.01 - 9.50	31	7,163,723	2.2	9.23	83.7	639
9.51 - 10.00	17	4,617,632	1.4	9.79	79.9	630
10.01 - 10.50	3	719,920	0.2	10.17	81.5	708
10.51 - 10.55	1	83,700	0.0	10.55	90.0	713
Total:	1,145	321,076,200	100.0	7.15	80.7	649

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Initial Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	2	920,000	0.3	8.74	82.7	654
1.50	22	6,158,599	1.9	7.01	78.4	665
2.00	55	17,777,097	5.5	7.68	80.2	663
3.00	1,064	295,808,504	92.1	7.12	80.8	648
5.00	2	412,000	0.1	8.77	80.0	645
Total:	1,145	321,076,200	100.0	7.15	80.7	649

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Subsequent Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	1,055	299,905,442	93.4	7.14	80.7	649
1.50	71	14,666,413	4.6	7.36	79.3	638
2.00	19	6,504,345	2.0	7.21	82.2	688
Total:	1,145	321,076,200	100.0	7.15	80.7	649

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Interest Only Period (Months)	Loans	Balance	Balance	%	%	FICO
24	6	1,438,833	0.4	7.47	82.9	667
60	1,162	325,896,535	99.6	7.15	80.5	650
Total:	1,168	327,335,369	100.0	7.15	80.5	650